Exhibit D-3

                                            STATE OF NEW JERSEY
                                         BOARD OF PUBLIC UTILITIES

----------------------------------------      :
In The Matter Of The Verified Petition        :
Of Jersey Central Power & Light Company,      :
Doing Business As GPU Energy, For A           :     Docket No. EF99080615
Bondable Stranded Cost Rate Order In          :
Accordance With Chapter 23 Of The Laws        :
Of 1999, To Authorize The Imposition Of       :
A Non-bypassable Transition Bond Charge,      :
The  Issuance  And  Sale Of Up To  $587       :       AMENDMENT  NO.  1
Million  Aggregate Principal  Amount Of       :               TO
Transition  Bonds By A  Financing  Entity     :        VERIFIED PETITION
To Recover Petitioner's  Bondable             :
Stranded Costs, And The Application Of        :
Transition Bond Proceeds To Retire            :
Outstanding  Debt, Equity Or Both, And  To    :
Approve The  Methodology  For The             :
Calculation  And  Adjustment  Of The          :
Transition Bond Charge And Market             :
Transition Charge-Tax Related Thereto.        :
                                              :
----------------------------------------


            Petitioner, Jersey Central Power & Light Company, doing business as GPU Energy (the "Company"), an electric public utility subject to the regulatory jurisdiction of the Board of Public Utilities (the "Board"), and maintaining its principal New Jersey offices at 300 Madison Avenue, Morristown, New Jersey 07962, hereby amends its Verified Petition ("Initial Petition") in the above-referenced docket as set forth below. (Capitalized terms defined in the Initial Petition and used herein shall have the meaning ascribed to them in the Initial Petition.) Overview

            1. As stated in the Initial Petition, at the time the Initial Petition was filed with the Board, the Company was seeking a buyer for Oyster Creek. On October 15, 1999, the

Company executed definitive agreements with AmerGen Energy Company, LLC ("AmerGen") providing for the sale of Oyster Creek to AmerGen for $10 million. Under the terms of the sale, the Company will provide funding for Oyster Creek's decommissioning trusts up to $430 million, which will require the Company to contribute an estimated $132 million to the trusts at closing ("Decommissioning Closing Contribution"), assuming an April 1, 2000 closing. AmerGen will then assume all decommissioning liabilities and obligations. In addition, the Company will fund the costs for the next refueling outage at Oyster Creek, scheduled for the fall of 2000, up to $88.6 million ("Outage Funding"), subject to reimbursement by AmerGen as described in para 6 below.

            2. As set forth in more detail in the Petition seeking approval of the sale of Oyster Creek ("Oyster Creek Petition"), even after providing for the Company's full recovery of the Decommissioning Closing Contribution and the Outage Funding, the sale transaction will save ratepayers approximately $169 million through 2009, or approximately $109 million on a net present value basis, as compared to the amounts that would be collected from ratepayers upon the retirement of Oyster Creek in September 2000 pursuant to the rate structure already approved by the Board in the Recovery Order.(1)

---------------
1     As noted in the Oyster Creek  Petition,  the  inability to flow certain tax benefits through to ratepayers after the plant's retirement under the shutdown scenario reflected in the Recovery Order would increase these savings to approximately $195 million, or approximately $125 million on a net present value basis.

            3. The Decommissioning Closing Contribution and the Outage Funding are properly deemed Bondable Stranded Costs under the Electric Discount and Energy Competition Act, N.J.S.A. 48:3-62 et seq. (the "Act"). Consequently, the Company now hereby amends its Petition in the above-referenced docket to seek an increase in the amount of Bondable Stranded Costs it will securitize in the Transition Bond Transaction by $167 million ("Additional Amount"), such that the total aggregate principal amount of Transition Bonds that the Company seeks to issue in the Transition Bond Transaction is now $587 million.(2)

            4. In the Initial Petition, the Company also sought authority to issue up to approximately $125 million principal amount of additional Transition Bonds in the event of certain IRS tax rulings (see paragraphs 5.a and 5.r of the Initial Petition). The Company has now determined that this additional authority is not needed and withdraws such request. The Company requested this authority because it initially believed that reducing the amount of the net investment in the plant recoverable through securitization, by the accumulated deferred income taxes attributable to the plant, might be regarded by the IRS as a violation of the Code's "normalization" requirements. However, upon further analysis, the Company is satisfied that this will not be the case. This is because the "OTC" component of the MTC provides a recovery of the Company's net investment in the plant, unreduced by the accumulated deferred income taxes, through a 12-

---------------
2      Accordingly,  this Amendment has revised the caption in this docket to reflect this larger principal amount of Transition Bonds now covered by the amended Petition, and also to delete from the caption the reference to possible additional Transition Bonds related to IRS tax rulings (see para 4 below).

year annuitization. When securitization is implemented, the TBC will reduce but will not supersede the foregoing annuity included in the OTC/MTC. As a result, the Company believes that it will continue to recover the entire amount of its net investment in the plant, through the combined effect of the TBC and the OTC/MTC. The Company believes that in these circumstances, the proposed regulatory treatment of the accumulated deferred income taxes for purposes of the Transition Bond Transaction will not raise an issue requiring an IRS ruling.

Decommissioning

            5. As noted above, the Company has agreed to fund the Oyster Creek nuclear decommissioning trusts at the closing of the Oyster Creek sale by making the Decommissioning Closing Contribution. The Company's funding obligation is subject to adjustment based upon the date of closing of the Oyster Creek sale, the allocation of assets between the qualified and nonqualified decommissioning funds at the time of closing and the present value of the potential income taxes attributed to the unrealized investment gains or losses in the qualified decommissioning trust fund at the time of closing. As of the date of closing, all liabilities and obligations for the decommissioning of Oyster Creek will be assumed by AmerGen and the Company will have no further liabilities or obligations with respect to the Oyster Creek decommissioning. Refueling Outage

             6. Pursuant to the Purchase and Sale Agreement ("PSA") executed by the Company and AmerGen with respect to Oyster Creek, the Company will fund, through the Outage Funding,
                                       4
the outage costs for Oyster Creek's next refueling (expected to occur in the fall of 2000), including additional nuclear fuel costs which are expected to be incurred in connection with the refueling, subject to an outage cost cap of $88.6 million (the "Outage Cost Cap"). In accordance with the PSA, AmerGen will reimburse the Company for any outage costs up to the Outage Cost Cap in nine equal annual installments, without interest, beginning one year after the closing date.(3) The party owning Oyster Creek during the next refueling outage, which will presumably be AmerGen, will be solely responsible for any outage costs in excess of the Outage Cost Cap.

Securitization

            7. The Decommissioning Closing Contribution and the Outage Funding constitute utility generation plant stranded costs and are therefore eligible for securitization under Section 14.a and Section 13.a(1) of the Act. In effect, these amounts represent additional investments that the Company must make in Oyster Creek in order to effectuate the sale to AmerGen and provide the benefits to ratepayers described in para 2 above. Moreover, the decommissioning costs represent investments that the Company would be required to make, and entitled to recover, in any event if it retained ownership of the plant. As such, they are includable in the "net cost" of the plant and in the calculation of stranded costs (the difference between net cost and market value (see definition of "stranded cost" in Section 3 of the Act)). Moreover, as discussed below, there are ample

---------------
3     As set forth in the Oyster Creek  Petition,  following  the  Transition
Bond Transaction these payments will be credited to the Deferred Balance as received, for the benefit of ratepayers.

bases for the Board to make the findings required by Section 14.b of the Act.

            First, the Board has already found in the Recovery Order that the Company has taken reasonable measures, and has the appropriate incentives or plans in place to take reasonable measures, to mitigate the total amount of its stranded costs. (See Section 14.b(1).)

            Further, the securitization of these amounts will permit the Company's future rates to be reduced from the levels that otherwise would be collected from ratepayers, as approved in the Recovery Order, to an extent that could not be achieved absent the issuance of the Transition Bonds. Indeed, when compared to the recovery of these amounts at a full return, to which the Company would otherwise be entitled,(4) securitization will reduce the amount to be collected in respect of the Decommissioning Closing Contribution and the Outage Funding by $72 million on a net present value basis (see Exhibit H).

This reduction in the amount that would otherwise be required to be collected from ratepayers will then be credited to the Deferred Balance. Such credit will reduce the future burden on ratepayers who are required by the Recovery Order to pay rates sufficient to provide for the full recovery of the Deferred Balance.(5) Thus,


---------------
4     In light of the  substantial  savings  to  ratepayers  from the sale of
Oyster Creek, as discussed in para 2 of this Amendment, it would be unfair to require the Company to consummate a transaction with such substantial ratepayer savings without allowing the Company to recover all of the costs (including financing costs) it incurs to achieve such benefits. See para 40 of the Oyster Creek Petition and footnote 10 thereto.

5     Because most of the savings are in the early years,  securitization  of the Decommissioning Closing Contribution will reduce the Deferred Balance at July 31, 2003 by approximately $29 million (plus interest) and securitization of the Outage Funding will reduce the Deferred Balance at July 31, 2003 by an additional approximately $29 million (plus interest).

securitization of these amounts will create additional quantifiable benefits for ratepayers. (See Section 14.b(2) & (3).)

Finally, for the reasons set forth in the Initial Petition, the structuring and pricing of the Transition Bonds will assure that the Company's ratepayers pay the lowest Transition Bond Charge consistent with market conditions. (See
Section 14.b(4).)

            8. The  Attachments  to  Exhibits I and J provide  information  with respect to the debt design and the initial TBC and MTC-Tax for the Decommissioning Closing Contribution and the Outage Funding, respectively, in a manner that corresponds to Attachments E-1 and E-2 to Exhibit E to the Initial Petition. Exhibits I and J use the same methodology described in Attachment E-3 to Exhibit E to the Initial Petition.

Other Related Modifications

            9. Securitization of the Decommissioning Closing Contribution and the Outage Funding will increase the Upfront Transaction Costs by $.9 million. Such additional costs constitute "Bondable Stranded Costs", as defined in the Act, and are included in the principal amount of Transition Bonds to be issued in the Transition Bond Transaction as set forth above.

            10. Because an increase in the size of the Transition Bond Transaction will not materially increase the cost of servicing the Transition Bonds, the Servicing Fee will be reduced to .075% of the aggregate initial principal amount of the Transition Bonds.

Use of Proceeds

            11. The Company will use any net proceeds it receives in connection with the securitization of the Additional Amount to reduce its Bondable Stranded Costs through the retirement of debt or equity, or both, so as not to substantially alter the Company's overall capital structure, in accordance with
Section 14 of the Act and the Recovery Order.

                                    Respectfully submitted,

Dated:  December 14, 1999           BERLACK, ISRAELS & LIBERMAN LLP
                                    Attorneys for Petitioner,
                                    Jersey Central Power & Light
                                    Company, doing business as
                                    GPU Energy

                                       By:
                                          ------------------------
                                          Marc B. Lasky
                                          Of Counsel
                                          65 Madison Avenue
                                          Morristown, NJ  07960
                                          (973) 644-3400

                                    AFFIDAVIT
                                       OF
                                  VERIFICATION

            Michael J. Filippone, being duly sworn upon his oath, deposes and says:

            1. I am Director of Rates - New Jersey for Jersey Central Power & Light Company, doing business as GPU Energy, the Petitioner named in the above-captioned matter, and I am duly authorized by said Petitioner to make this Affidavit of Verification on its behalf.

            2. I have read the contents of the foregoing Amendment No. 1 to Verified Petition, and have reviewed the underlying documentation regarding the Petitioner's request for a bondable stranded costs rate order. Based thereon, I hereby verify that the statements of fact and other information contained therein are true and correct to the best of my knowledge, information and belief.

                                          ---------------------
                                          Michael J. Filippone

Sworn to and subscribed before
me this ___ day of December, 1999


----------------------------------
              Marc B. Lasky
        An Attorney at Law of the
            State of New Jersey


                                                                     Exhibit H

                                 Calculation of Estimated Customer Savings
                                 -----------------------------------------

                                                                        Traditional        Sale
($Millions)                                                             Ratemaking       Agreement     Securitization
Decommissioning Closing Contribution                                       (1)              (2)           (3)
--------------------------------------
Decommissioning Costs (4/2000 to 7/2000)                                      8
Decommissioning Costs (8/2000 to 8/2009)                                    312

Upfront Payment on Decommissioning Costs                                                    132         132
Less: Deferred Taxes                                                                         54          54
Total Investor Supplied Decommissioning Funds                                                78
Total Securitization (Included $0.4 Upfront Transaction Costs)                                           78

 Return on Regulatory Assets @ 14.38% (4/2000 to 8/2009)                                     60
 Amortization (4/2000 to 8/2009)                                                            132

 Annuity Debt Service @ 7.57% (15 Years)                                                                133
 Tax Gross-Up (Assumed 36.46%) (4)                                                                       45

 Total Revenue Requirements Decommissioning                                 320             192         178
 NPV Revenue Requirements (5)                                               202             132          98

Outage Funding

Outage Funding Up to $88.6 million                                                           89
Total Securitization (Included $0.5 Upfront Transaction Costs)                                           89

Return on Regulatory Assets @ 14.38%                                                         78
Amortization Net of Payments from Purchaser (6)                                               0

 Annuity Debt Service @ 7.57% (15 Years)                                                                151
 Tax Gross-Up (Assumed 36.46%) (4)                                                                       51

Less:  Payments from Purchaser w/ Tax Gross-up (Assumed 40.85%)                                         150

Total Revenue Requirements Outage Funding                                                    78          52

NPV Revenue Requirements (5)                                                                 52          14

 Total Revenue Requirements Decomm and Outage                               320             270         230
 NPV Revenue Requirements (5)                                               202             184         112

Total Customer Savings                                                                       50          90
NPV Total Customer Savings (7)                                                               18          90

Note:

(1) Assumed traditional ratemaking of O.C.decommissioning annual costs of $22.5 million through July 2000 and $34.4 million starting August 2000 through August 2009 per Summary Order.
(2) Based on O.C. Sale Agreement dated October 15, 1999. Assumed April 1, 2000 sale date.
(3) Assumed securitization of net O.C. decommissioning and outage funding per Sale Agreement.
(4)    Assumed investment company tax structure.
(5)    Discount rate @ 8.46%.
(6) Amortization assumed 4/2000 to 8/2009 to be offset with payments from purchaser per Sale Agreement, including tax effects.
(7) Customer savings would be reflected in MTC collections and credited to Deferred Balance as defined in the Summary Order.


                                                               Exhibit I
                                                               Attachment I-1

                    Debt Design - Additional $78.43 Issuance
                                    ($000's)

Debt Design Variables

Original Principal                  $ 78,425
Interest Rate                          7.57%
Maturity                            15 Years
Average Life                            8.93
Annual Cost:
    Overcollateralization (.50%)          26
    Admin and Other Fees                   -
     Servicing Fees  (.075%)              59
Tax Rates:
     Federal Income Tax Rate             35%
    State Income Tax Rate              2.25%
    NJ State Sales Tax Rate               6%



           1          2          3           4          5         6        7        8            9               10
         TBC                   TBC          TBC
        Billed    Sales Tax   Billed      Collected                      Admin   Servicing      Over-          Debt Balance
Year  (Including    Billed  (Excluding   (Excluding  Interest  Principal  Fees      Fee    Collateralization   Outstanding
       Sales Tax)            Sales Tax)   Sales Tax)

2000     11,139     631       10,508        8,859      5,532    3,242       -        59          26            75,183
2001      9,098     515        8,583        8,859      5,537    3,237       -        59          26            71,946
2002      9,473     536        8,937        8,860      5,315    3,460       -        59          26            68,486
2003      9,404     532        8,872        8,860      5,073    3,702       -        59          26            64,784
2004      9,417     533        8,884        8,860      4,815    3,960       -        59          26            60,824
2005      9,415     533        8,882        8,860      4,536    4,239       -        59          26            56,585
2006      9,414     533        8,881        8,859      4,211    4,563       -        59          26            52,022
2007      9,414     533        8,881        8,859      3,856    4,918       -        59          26            47,104
2008      9,414     533        8,881        8,859      3,473    5,301       -        59          26            41,803
2009      9,414     533        8,881        8,859      3,060    5,714       -        59          26            36,089
2010      9,414     533        8,881        8,859      2,614    6,160       -        59          26            29,929
2011      9,414     533        8,881        8,859      2,126    6,648       -        59          26            23,281
2012      9,414     533        8,881        8,859      1,598    7,176       -        59          26            16,105
2013      9,413     533        8,880        8,858      1,028    7,745       -        59          26             8,360
2014      7,956     450        7,506        8,859        414    8,360       -        59          26               -

        141,214   7,993      133,220      132,887     53,188   78,425       -       882         392




          11         12          13        14          15           16           17         18          19        20
       Aggregate                                    Federal &     Federal &
     Customer Charge                               State Income  State Income
         for TBC     TBC       MTC - Tax            Tax Billed   Tax Collected    TBC        MTC-       Total   GWh Sales
       & MTC Tax  (see above)   Billed    Sales Tax (Excluding   (Excluding    Charge       Tax        Charges   Related
Year   (Including (Including  (Including   Billed   Sales Tax)    Sales Tax)  (cents/kWh) (cents/kWh) (cents/kWh) Charges
       Sales Tax)  Sales Tax)  Sales Tax)

2000     14,764    11,139       3,626       205       3,420         2,883      0.05531     0.01800     0.07331   18,999
2001     10,321     9,098       1,223        69       1,154         1,501      0.04442     0.00597     0.05039   19,322
2002     11,934     9,473       2,461       139       2,322         2,136      0.04529     0.01176     0.05705   19,734
2003     11,609     9,404       2,205       125       2,080         2,112      0.04415     0.01035     0.05451   20,094
2004     11,922     9,417       2,505       142       2,363         2,314      0.04349     0.01157     0.05506   20,427
2005     12,046     9,415       2,632       149       2,483         2,458      0.04280     0.01196     0.05476   20,754
2006     12,266     9,414       2,852       161       2,691         2,652      0.04214     0.01277     0.05491   21,076
2007     12,482     9,414       3,068       174       2,894         2,855      0.04152     0.01353     0.05504   21,392
2008     12,721     9,414       3,307       187       3,120         3,077      0.04093     0.01438     0.05531   21,696
2009     12,977     9,414       3,563       202       3,361         3,316      0.04036     0.01528     0.05564   22,004
2010     13,254     9,414       3,840       217       3,623         3,573      0.03977     0.01622     0.05599   22,334
2011     13,558     9,414       4,144       235       3,910         3,856      0.03918     0.01725     0.05642   22,669
2012     13,886     9,414       4,472       253       4,219         4,161      0.03860     0.01834     0.05693   23,009
2013     14,238     9,413       4,825       273       4,552         4,489      0.03802     0.01949     0.05751   23,354
2014     11,058     7,956       3,102       176       2,926         3,622      0.03166     0.01234     0.04401   23,705

        189,038   141,214      47,824     2,707      45,117        45,004                                       320,569







                                        2

                                                               Attachment I-2

          Transition Bond Charge (TBC): Charge Development and True -up
                                     (000's)

                                                           Year            Year
                                                              1              2

   Principal                                              3,242          3,237
   Interest                                               5,532          5,537
   Servicing Fee                          0.075%             59             59
   Overcollateralization Amount            0.50%             26             26
   Rating Agency Fees                                       -              -
   Trustee Fees                                             -              -
   Accounting/Legal Fees                                    -              -
   SPE Operating and Administrative Fees     -              -
   Miscellaneous                                            -              -

A  Total Transition Bond Requirement                      8,859          8,859


B  Less TBC Billed and expected to be collected
    during the upcoming period                                0          1,623

C  TBC to be billed and collected during the
    period                                                8,859          7,236

D  True-up Adjustment for Under/
   (Over) collections of prior period                       N/A              0

E  Total TBC to be billed and collected
   during the period                                      8,859          7,236

F  Projected kwh's to be delivered, billed
   and cash collected during
   the period (in millions)                              16,017         16,289


G  TBC- before NJ Sales Tax (cents per kwh)             0.05531        0.04442


H  TBC- including NJ Sales Tax (cents per kwh)          0.05863        0.04709

A= Total Annual Transition Bond Debt Service Requirement and Fees Related to Debt Service (See Attachment I-1)
B= TBC Revenues billed in the prior period and expected to be collected in the current period.

C=     Amount  of  total  Debt  Service   required  to  be  funded  through  TBC
       collections during the period. (A minus B)

D= Amount of Under or (Over) collection of the prior period TBC as computed under the methodology described in Attachment E-3.

E= Total amount required to be collected during the upcoming period through the TBC (C plus D)

F= Projected kwh's that will be delivered, billed and collected during the upcoming period. This amount is computed by multiplying forecasted kwh sales on a monthly basis times a percentage expected to be collected in cash each month subsequent to the sale. The collection percentage is developed based on historical collection experience. This methodology takes into account the collection lag and uncollectable experience inherent in GPU's electric sales. See Attachment E-4.

G=     TBC before statutory addition of NJ sales tax (E divided by F)

H=     TBC including statutory addition of NJ sales tax (G times 1.06)

                                                           Attachment I-2

                       MTC - Tax: Charge Development and True -up
                                        ($000's)

                                                                 Year      Year
                                                                    1         2

     Tax Computation:

A    Forecasted TBC Billed (excluding sales tax)               10,508     8,583

B    Forecasted MTC-Tax Billed                                  3,420     1,154

C    Total Taxable Revenue                                     13,929     9,737

     less deductible expenses:
     Interest                                                   5,532     5,537
     Amortization of Bond Issuance Expense
                                                                  -           -
     Uncollectable accounts                                        35        24
     Administrative and servicing fees                             59        59
     Deductible Use of Proceeds                                   395         -
D    Total Deductions                                           6,021     5,620

E    Federal and State Taxable Income                           7,908     4,117
F    Federal and State Income Tax Rate                       36.4625%  36.4625%
G    Federal and State Income Tax                               2,883     1,501

H    Less MTC-Tax Billed and expected
     to be collected during  the upcoming period                    0       528

I    Tax obligation to be Billed and
     collected during the   upcoming period                     2,883       973

J    True-up Adjustment for Under and (Over)
     collections of the prior period                                0         0

K    Total MTC-Tax to be billed and collected
     during the period                                          2,883       973

L    Projected kwh's to be delivered, billed and
     cash collected during the period (in                      16,017    16,289
     millions)

M    MTC - Tax Charge before NJ sales tax (cents per kwh)     0.01800   0.00597

N=   MTC-Tax Charge including NJ sales tax(cents per kwh)     0.01908   0.00633


A= Forecasted TBC Billed - TBC rate(excluding sales tax) multiplied by forecasted kwh sales for the period.
B= Forecasted MTC-Tax Billed - MTC-Tax Charge rate (excluding sales tax) times forecasted kwh sales for the period
C= Total taxable revenue associated with the transition bonds. (A plus B) (See Attachment I-1)
D= Deductible expenses associated with the transition bonds. (See Attachment I-1) Amortization of Transition Bond issuance costs equals issuance costs divided by term of the transition bonds (15 years). Deduction for uncollectable accounts is estimated based on historical collection experience.
E=     Federal and State Taxable Income (C minus D)
F= Combined Federal and State Tax Rate - Federal statutory Corporate Income Tax Rate (35%) and NJ State Income Tax Rate (2.25%)
G= Federal and State Corporate Income Tax obligation associated with the TBC (E times F)

H=     MTC - Tax Charge billed in the prior period and expected
       to be collected in the  current period
I= Amount of total Tax Obligation required to be funded through MTC collections during the period (G minus H)
J= Amount of Under or (Over) collection of the prior period MTC - Tax Charge as computed under the methodology described in Attachment E-3
K= Total amount required to be collected during the upcoming period through the MTC - Tax Charge (I plus J)
L= Projected kwh's that will be delivered, billed and collected during the upcoming period. This amount is computed by multiplying forecasted kwh sales on a monthly basis times a percentage expected to be collected in cash each month subsequent to the sale. The collection percentage is developed based on historical collection experience. This methodology takes into account the collection lag and uncollectable experience inherent in GPU's electric sales. See Attachment E-4.
M=     MTC - Tax Charge before statutory  addition of NJ sales tax =. (K divided by L)
N=     MTC - Tax Charge including  statutory  addition of NJ sales tax. (M times
       1.06)

                                                                     Exhibit J
                                                                 Attachment J-1

                    Debt Design - Additional $89.10 Issuance
                                    ($000's)

Debt Design Variables

                       Original Principal                    $89,100
                       Interest Rate                           7.57%
                       Maturity                             15 Years
                       Average Life                             8.93
                       Annual Cost:
                          Overcollateralization (.50%)            30
                           Admin and Other Fees                    -
                           Servicing Fees (.075%)                 67
                       Tax Rates:
                           Federal Income Tax Rate               35%
                           State Income Tax Rate               2.25%
                               NJ State Sales Tax Rate            6%

               1           2           3           4          5         6         7        8            9            10
              TBC                    TBC          TBC
            Billed      Sales       Billed     Collected                       Admin  Servicing      Over-          Debt
  Year    (Including     Tax      (Excluding  (Excluding  Interest  Principal   Fees     Fee        Collateral      Balance
          Sales Tax)    Billed    Sales Tax)  Sales Tax)                                             ization       Outstanding

  2000       12,655       716       11,939       10,065     6,285     3,684       -           67         30         85,417
  2001       10,337       585        9,752       10,065     6,290     3,679       -           67         30         81,738
  2002       10,761       609       10,152       10,065     6,038     3,931       -           67         30         77,808
  2003       10,684       605       10,079       10,065     5,763     4,206       -           67         30         73,602
  2004       10,698       606       10,092       10,065     5,469     4,500       -           67         30         69,103
  2005       10,695       605       10,090       10,065     5,153     4,816       -           67         30         64,287
  2006       10,696       605       10,090       10,065     4,785     5,184       -           67         30         59,104
  2007       10,696       605       10,090       10,065     4,381     5,588       -           67         30         53,516
  2008       10,696       605       10,090       10,065     3,946     6,023       -           67         30         47,494
  2009       10,696       605       10,090       10,065     3,477     6,492       -           67         30         41,002
  2010       10,696       605       10,090       10,065     2,970     6,999       -           67         30         34,004
  2011       10,696       605       10,090       10,065     2,415     7,554       -           67         30         26,450
  2012       10,696       605       10,090       10,065     1,816     8,153       -           67         30         18,298
  2013       10,696       605       10,090       10,065     1,169     8,800       -           67         30          9,498
  2014        9,039       512        8,528       10,065       471     9,498       -           67         30              1

            160,435     9,081      151,354      150,975    60,428    89,100      -         1,002        446



              11         12         13        14        15          16          17          18          19         20

          Aggregate                                  Federal &   Federal &
          Customer                                     State       State                                           GWh
            Charge      TBC                           Income    Income Tax                                         Sales
            for TBC  (see        MTC - Tax  Sales   Tax Billed   Collected                             Total      Related
          & MTC Tax    above)     Billed      Tax   (Excluding  (Excluding  TBC Charge   MTC -Tax     Charges        to
  Year    (Including (Including (Including  Billed  Sales Tax)  Sales Tax)  (cents/kWh) (cents/kWh) (cents/kWh)   Charges
          Sales Tax) Sales Tax) Sales Tax)

  2000        16,762     12,655       4,106     232       3,874       3,266     0.06284     0.02039     0.08323   18,999
  2001        11,731     10,337       1,394      79       1,315       1,707     0.05047     0.00681     0.05728   19,322
  2002        13,555     10,761       2,794     158       2,636       2,425     0.05145     0.01336     0.06480   19,734
  2003        13,189     10,684       2,506     142       2,364       2,400     0.05016     0.01176     0.06192   20,094
  2004        13,544     10,698       2,846     161       2,685       2,629     0.04941     0.01315     0.06255   20,427
  2005        13,685     10,695       2,989     169       2,820       2,792     0.04862     0.01359     0.06221   20,754
  2006        13,936     10,696       3,240     183       3,057       3,013     0.04788     0.01450     0.06238   21,076
  2007        14,181     10,696       3,485     197       3,288       3,244     0.04717     0.01537     0.06254   21,392
  2008        14,453     10,696       3,757     213       3,544       3,496     0.04651     0.01634     0.06284   21,696
  2009        14,743     10,696       4,048     229       3,819       3,767     0.04586     0.01735     0.06321   22,004
  2010        15,058     10,696       4,363     247       4,116       4,060     0.04518     0.01843     0.06361   22,334
  2011        15,404     10,696       4,709     267       4,442       4,381     0.04451     0.01960     0.06411   22,669
  2012        15,776     10,696       5,080     288       4,793       4,727     0.04385     0.02083     0.06468   23,009
  2013        16,178     10,696       5,482     310       5,172       5,100     0.04321     0.02215     0.06535   23,354
  2014        12,563      9,039       3,523     199       3,324       4,115     0.03597     0.01402     0.05000   23,705

             214,759    160,435      54,324   3,075      51,249      51,121                                      320,569





                                                                Attachment J-2

          Transition Bond Charge (TBC): Charge Development and True -up
                                     (000's)

                                                                 Year     Year
                                                                    1        2

     Principal                                                  3,684    3,679
     Interest                                                   6,285    6,290
     Servicing Fee                                 0.08%           67       67
     Overcollateralization Amount                  0.50%           30       30
     Rating Agency Fees                                             -        -
     Trustee Fees                                                   -        -
     Accounting/Legal Fees                                          -        -
     SPE Operating and Administrative Fees                          -        -
     Miscellaneous                                                  -        -


A    Total Transition Bond Requirement                         10,065   10,065

B    Less TBC Billed and expected to be
     collected during  the upcoming period                          0    1,844

C    TBC to be billed and collected
     during the period                                         10,065    8,221

D    True-up Adjustment for Under/
     (Over) collections of prior period                           N/A        0

E    Total TBC to be billed and collected
     during the period                                         10,065    8,221

F    Projected kwh's to be delivered, billed
     and cash collected during
     the period (in millions)                                  16,017   16,289

G    TBC- before NJ Sales Tax (cents per kwh)
                                                              0.06284  0.05047

H    TBC- including NJ Sales Tax (cents per kwh)
                                                              0.06661  0.05350


A= Total Annual Transition Bond Debt Service Requirement and Fees Related to Debt Service (See Attachment J-1)
B= TBC Revenues billed in the prior period and expected to be collected in the current period.
C= Amount of total Debt Service required to be funded through TBC collections during the period. (A minus B)
D= Amount of Under or (Over) collection of the prior period TBC as computed under the Methodology described in Attachment E-3.
E= Total amount required to be collected during the upcoming period through the TBC (C plus D)
F= Projected kwh's that will be delivered, billed and collected during the upcoming period. This amount is computed by multiplying forecasted kwh sales on a monthly basis times a percentage expected to be collected in cash each month subsequent to the sale. The collection percentage is developed based on historical collection experience. This Methodology takes into account the collection lag and uncollectable experience inherent in GPU's electric sales. See Attachment E-4.
G= TBC before statutory addition of NJ sales tax (E divided by F) H= TBC including statutory addition of NJ sales tax (G times 1.06)

                                                                 Attachment J-2

                   MTC - Tax: Charge Development and True -up
                                    ($000's)

                                                               Year      Year
                                                                  1         2
     Tax Computation:

A    Forecasted TBC Billed (excluding sales tax)             11,939     9,752

B    Forecasted MTC-Tax Billed                                3,874     1,315

C    Total Taxable Revenue                                   15,813    11,067

     less deductible expenses:
     Interest                                                 6,285     6,290
     Amortization of Bond Issuance Expense                        -         -
     Uncollectable accounts                                      40        28
     Administrative and servicing fees                           67        67
     Deductible Use of Proceeds                                 465         -
D    Total Deductions                                         6,856     6,384

E    Federal and State Taxable Income                         8,956     4,683
F    Federal and State Income Tax Rate                     36.4625%  36.4625%
G    Federal and State Income Tax                             3,266     1,707

H    Less MTC-Tax Billed and expected to be
     collected during the upcoming period                         0       598

I    Tax obligation to be Billed and
     collected during the  upcoming period                    3,266     1,109

J    True-up Adjustment for Under and (Over)                      0         0
     collections of the prior period

K    Total MTC-Tax to be billed and collected
     during the period                                        3,266     1,109

L    Projected kwh's to be delivered, billed and cash
     collected during the period (in millions)               16,017    16,289

M    MTC - Tax Charge before NJ sales tax (cents per kwh)   0.02039   0.00681

N=   MTC-Tax Charge including NJ sales tax(cents per kwh)   0.02161   0.00722


A= Forecasted TBC Billed - TBC rate(excluding sales tax) multiplied by forecasted kwh sales for the period.
B= Forecasted MTC-Tax Billed - MTC-Tax Charge rate (excluding sales tax) times forecasted kwh sales for the period
C= Total taxable revenue associated with the transition bonds. (A plus B) (See Attachment J-1)
D= Deductible expenses associated with the transition bonds. (See Attachment J-1) Amortization of Transition Bond issuance costs equals issuance costs divided by term of the transition bonds (15 years). Deduction for uncollectable accounts is estimated based on historical collection experience.
E=     Federal and State Taxable Income (C minus D)
F= Combined Federal and State Tax Rate - Federal statutory Corporate Income Tax Rate (currently 35%) and NJ State Income Tax Rate (2.25%)
G= Federal and State Corporate Income Tax obligation associated with the TBC (E times F)
H= MTC - Tax Charge billed in the prior period and expected to be collected in the current period
I= Amount of total Tax Obligation required to be funded through MTC collections during the period (G minus H)
J= Amount of Under or (Over) collection of the prior period MTC - Tax Charge as computed under the methodology described in Attachment E-3
K= Total amount required to be collected during the upcoming period through the MTC - Tax Charge (I plus J)
L= Projected kwh's that will be delivered, billed and collected during the upcoming period. This amount is computed by multiplying forecasted kwh sales on a monthly basis times a percentage expected to be collected in cash each month subsequent to the sale. The collection percentage is developed based on historical collection experience. This methodology takes into account the collection lag and uncollectable experience inherent in GPU's electric sales. See Attachment E-4.
M= MTC - Tax Charge before statutory addition of NJ sales tax =. (K divided by L)
N=     MTC - Tax Charge including  statutory  addition of NJ sales tax. (M times
       1.06) 2

                                                                     Exhibit J